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                                             July 21, 1997




VIA EDGAR


Securities and Exchange Commission
450 5th Street, NW
Washington, DC  20549


                           Re:  APS, Inc. - File No. 70-8941


Gentlemen:

         Enclosed for filing on behalf of Allegheny Power System, Inc. and Allegheny Power Service Corporation is Amendment No. 2 to an
Application or Declaration on Form U-1 under the Public Utility
Holding Company Act of 1935.

         The amendment is a revised Exhibit F - Opinion of Counsel.

                                             Very truly yours,

                                              /s/

                                             Kathy L. Mitchell
                                             Attorney

Enclosures

cc:  Orlan Johnson, Esquire - SEC